UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT  REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

February 18, 2022

TETRA TECH, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-19655	95-4148514
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3475 East Foothill Boulevard, Pasadena, California 91107

(Address of principal executive office, including zip code)

(626) 351-4664

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	TTEK	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On February 22, 2022, Tetra Tech, Inc. (the “Company”) announced that it has entered into an Amendment No. 2 to Second Amended and Restated Credit Agreement, dated as of February 18, 2022, among the Company, Tetra Tech Canada Holding Corporation, Tetra Tech UK Holdings Limited (formerly known as Coffey UK Limited), Tetra Tech Coffey Pty., Ltd. (formerly known as Coffey Services Australia Pty. Ltd.), Bank of America, N.A., as Administrative Agent, the subsidiary guarantors and the lenders party thereto (the “Credit Agreement”). The Credit Agreement is a senior secured, five-year facility that provides for a $250 million term loan facility (the “Term Loan Facility”), a $500 million revolving credit facility (the “Revolving Credit Facility”), and the ability to increase the facility by an additional $300 million at the Company’s request (the “Incremental Commitment”).

The Credit Agreement allows the Company to, among other things, (i) refinance the indebtedness under the Company’s Credit Agreement dated as of July 30, 2018; (ii) finance certain permitted open market repurchases of the Company’s common stock, permitted acquisitions, and cash dividends and distributions; and (iii) utilize the proceeds for working capital, capital expenditures and other general corporate purposes. The Credit Agreement provides for a reduction in the interest rate grid for meeting certain sustainability targets related to the (i) reduction of greenhouse gas (GHG) emissions through the Company’s projects and operational sustainability initiatives and (ii) improvement of people’s lives as a result of the Company’s projects that provide environmental, social and governance benefits.

The Credit Agreement contains certain affirmative and restrictive covenants, and customary events of default. The Company’s obligations under the Credit Agreement are guaranteed by certain of the Company’s subsidiaries and are secured by first priority liens. The Credit Agreement expires on February 18, 2027, or earlier at the Company’s discretion upon payment in full of loans and other obligations.

The description of the Credit Agreement contained herein is qualified in its entirety by reference to the full text of the agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K. A copy of the press release is attached to this Current Report as Exhibit 99.1.

Item 3.03.	Material Modification to Rights of Security Holders.

The information set forth under Item 1.01 above is incorporated by reference into this Item 3.03. Pursuant to the terms of the Credit Agreement, the Company’s ability to pay cash dividends on shares of its common stock will be subject to the Company being in compliance with the financial covenants set forth in the Credit Agreement.

Item 8.01.	Other Events.

The information contained in Items 3.03 and 8.01, and in the accompanying exhibits, shall not be incorporated by reference into any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference to such filing.  The information in this Current Report, including the exhibits hereto, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Amendment No. 2 to Second Amended and Restated Credit Agreement dated as of February 18, 2022 among Tetra Tech, Inc., Tetra Tech Canada Holding Corporation, Tetra Tech UK Holdings Limited, Tetra Tech Coffey Pty., Ltd., the subsidiary guarantors and the lenders party thereto and Bank of America, N.A., as Administrative Agent.

99.1	Press Release, dated February 22, 2022, announcing the establishment of $1 billion sustainability-linked credit facility.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TETRA TECH, INC.

Date: February 22, 2022	By:	/s/ Dan L. Batrack
Dan L. Batrack
Chairman and Chief Executive Officer

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